Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS TO PRESENT AT
BEAR STEARNS 15TH ANNUAL HEALTHCARE
CONFERENCE

RALEIGH, NC, September 10, 2002—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will present at the Bear Stearns 15th Annual Healthcare Conference on Tuesday, September 17 at 2:00 p.m. EDT.

Interested parties can access a live audio web cast of the presentation at http://www.salix.com. A replay of the presentation will be available beginning at 3:30 p.m., Tuesday, September 17, and will be available through September 24, 2002.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company’s 60-member gastroenterology specialty sales force. Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The

Company submitted an NDA for rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.